Exhibit (d)(ix)(b)

SA FUNDS – INVESTMENT TRUST

AMENDMENT TO THE
FEE WAIVER AND EXPENSE REIMBURSEMENT LETTER AGREEMENT

WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”) and Buckingham Strategic Partners, LLC (the “Adviser”), entered into a Fee Waiver and Expense Reimbursement Letter Agreement (the “Agreement”) as of November 30, 2018;

WHEREAS, the Trust and the Adviser mutually desire to amend Schedule A of the Agreement to amend certain fee caps as specified in amended Schedule A.

NOW THEREFORE, BE IT

RESOLVED, that the parties hereto, intending to be legally bound hereby, mutually agree that the following amended Schedule A of the Agreement is granted full force and effect as of October 28, 2020:

Schedule A

Investor Class

Fund	Fee Cap
for Investor Class Shares

(Shown is the Resulting Ratio of Total Annual Fund Operating Expenses
Expressed as a Percentage)
SA Global Fixed Income Fund	0.75%
SA US Fixed Income Fund	0.65%
SA US Core Market Fund	0.90%
SA US Value Fund	1.00%
SA US Small Company Fund	1.15%
SA International Value Fund	1.15%
SA International Small Company Fund	0.75%
SA Real Estate Securities Fund	0.95%
SA Emerging Markets Value Fund	1.33%

Select Class

The Fee Cap for Select Class Shares of each Fund listed in the table above is 0.20% lower than the Investor Class shares’ total annual operating expense ratio after fee waiver and/or expense reimbursement. The Fee Cap for Select Class Shares of each Fund is listed in the table below.

Fund	Fee Cap for Select Class Shares *(Shown is the Resulting Ratio of Total Annual Fund Operating Expenses Expressed as a Percentage)*
SA Global Fixed Income Fund	0.55%
SA US Fixed Income Fund	0.45%
SA US Core Market Fund	0.70%
SA US Value Fund	0.80%
SA US Small Company Fund	0.95%
SA International Value Fund	0.95%
SA International Small Company Fund	0.55%
SA Real Estate Securities Fund	0.75%
SA Emerging Markets Value Fund	1.13%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of June 4, 2020.

SA Funds – Investment Trust

By: [signature]
Name: Alexander B. Potts
Title: Pres & CEO

Buckingham Strategic Partners, LLC

By: [signature]
Name: Alexander B. Potts
Title: Chairman, Buckingham Strategic Partners, LLC